NEWS RELEASE

DRESS BARN, INC. REPORTS SOLID JULY SALES RESULTS

-- July Comparable Store Sales Increase 5% --

SUFFERN, NY - AUGUST 2, 2006 - Dress Barn, Inc. (NASDAQ - DBRN), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, today reported its fiscal July, fourth quarter and year end sales results.

Total sales for the four-week fiscal period ended July 29, 2006 increased 11% to $95.0 million compared to $85.2 million reported for the four-weeks ended July 30, 2005. Comparable store sales increased 5% for the fiscal month of July.

Total sales for the fiscal fourth quarter ended July 29, 2006 increased 12% to $343.1 million compared to $307.3 million reported for the fiscal quarter ended July 30, 2005. Comparable store sales increased 7% for the fiscal fourth quarter.

Total sales for the fiscal year ended July 29, 2006 increased 30% to $1,300.1 million compared to $1,000.3 million reported for the fiscal year ended July 30, 2005. Comparable store sales increased 8% for the fiscal year. It should be noted that this year’s sales results include the full year’s sales results of maurices, which was acquired in January, 2005.

Comparable store sales by brand for the fiscal periods ended July 29, 2006 were as follows:
---- Comparable Store Sales ----
	July	Fourth Quarter	Fiscal Year

dressbarn	+10%	+12%	+10%
maurices	- 4%	- 3%	+ 5%
Total Comparable Store Sales	+ 5%	+ 7%	+ 8%

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of July 29, 2006, the Company operated 793 dressbarn stores in 45 states and 546 maurices stores in 40 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are not historical in nature and are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 30, 2005 and Form 10-Q for the quarter ended April 29, 2006.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600